Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232488 on Form S-3 and Registration Statement Nos. 333-225801, 333-237508, and 333-254665 on Form S-8 of our report dated March 23, 2022, relating to the financial statements of Aptinyx Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 23, 2022